EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Center Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-135594) on Form S-8 and (Nos. 333-165068, 333-165071, and 333-165665) on Form S-3 of Center Financial Corporation of our reports dated March 3, 2011, with respect to the consolidated statement of financial condition of Center Financial Corporation and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Center Financial Corporation.

/s/    KPMG LLP

Los Angeles, California

March 3, 2011